Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

As described more fully in Note 2 to these unaudited pro forma condensed combined financial statements, on June 1, 2013, we completed the Acquisition Agreement with Aurizon pursuant to which we acquired all of the issued and outstanding common shares of Aurizon for consideration valued at CAD$4.47 per share ("the Acquisition").

On April 12, 2013, we completed an offering of $500 million in aggregate principal amount of our senior notes due May 1, 2021 (the “notes”). The net proceeds from the offering of the notes ($490 million) were used to partially fund the Acquisition.

The following unaudited pro forma condensed combined financial statements give effect to the Acquisition and the offering of the notes and represent the combined company's unaudited pro forma condensed combined balance sheet as of March 31, 2013, and unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2013 and the year ended December 31, 2012. The unaudited pro forma condensed combined balance sheet gives effect to the Acquisition and the offering of the notes as if they had occurred on the date of such balance sheet. The accompanying unaudited pro forma condensed combined statements of operations give effect to the Acquisition and the offering of the notes as if they had occurred on January 1, 2012.

For purchase accounting, the valuation of the shares was based upon the price of Hecla's shares of CAD$3.97 at the time of closing the transaction. See Note 2 to these unaudited pro forma condensed combined financial statements for additional information on the purchase. The components of purchase consideration were translated from CAD$ to US$ using a rate of 0.9645 in effect as of May 31, 2013.

The unaudited pro forma condensed combined balance sheet and statements of operations should be read in conjunction with the historical financial statements of Hecla and Aurizon including the notes thereto. The historical financial statements of Hecla for the year ended December 31, 2012 and the quarter ended March 31, 2013 are included in the Company's annual report on Form 10-K and the Company's quarterly report on Form 10-Q for the respective periods. The historical financial statements of Aurizon for the year ended December 31, 2012 and quarter ended March 31, 2013 are included as Exhibits 99.1 and 99.2 to this Report on Form 8-K/A.

The unaudited pro forma condensed combined financial statements are not necessarily indicative of the operating results or financial condition that would have been achieved if the Acquisition had been completed on the dates or for the periods presented, nor do they purport to project the results of operations or financial position of the combined entities for any future period or as of any future date. Actual amounts recorded subsequent to consummation of the Acquisition and upon completion of the allocation of consideration transferred will likely differ from those recorded in the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not reflect any special items such as integration costs or operating synergies that may be realized as a result of the Acquisition.

Hecla Mining Company

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2013 (US$, in thousands)

	As of March 31, 2013

	Hecla	Aurizon	Acquisition adjustments		Pro forma combined
Assets:		(Note 5)	(Notes 2 and 3)
Cash and cash equivalents	$168,614	$185,504	$(496,248)	(a)	$317,593
			490,000	(c)
			(27,922)	(d)
			(2,355)	(f)
Accounts receivable	20,310	19,108	-		39,418
Inventories	33,745	19,840	7,302	(e)	60,887
Current deferred income taxes	23,043	-	-		23,043
Other current assets	12,519	-	44	(d)	12,563
Total current assets	258,231	224,452	(29,179)		453,504
Non-current investments	9,429	496	-		9,925
Non-current restricted cash and investments	883	4,553	-		5,436
Properties, plants, equipment and mineral interests, net	1,007,896	205,422	351,478	(e)	1,712,602
			147,806	(h)
Non-current deferred income taxes	88,729	-	-		88,729
Other non-current assets	14,944	525	306	(d)	15,640
			(135)	(j)
Total assets	$1,380,112	$435,448	$470,276		$2,285,836

Liabilities:
Accounts payable and other current liabilities	$62,886	$31,161	(4,798)	(i)	$87,706
			(1,543)	(f)
Current portion of long-term debt and capital leases	7,294	-	-		7,294
Current portion of accrued relcamation and closure costs	19,845	-	-		19,845
Total current liabilities	90,025	31,161	(6,341)		114,845
Accrued reclamation and closure costs	94,056	11,229	-		105,285
Deferred tax liabilities	-	36,827	147,806	(h)	182,801
			(1,832)	(i)
Long-term debt and capital leases	15,389	-	490,000	(c)	505,389
Other non-current liabilities	37,446	326	-		37,772
Total liabilities	236,916	79,543	629,633		946,092

Shareholders' Equity:
Series B preferred stock	39	-			39
Common stock	71,500	275,183	14,249	(b)	85,749
			(275,183)	(g)
Capital surplus	1,219,080	25,132	204,054	(b)	1,423,134
			(25,132)	(g)
Accumulated deficit	(115,896)	55,562	(55,562)	(g)	(137,651)
			(27,572)	(d)
			6,629	(i)
			(812)	(f)
Accumulated other comprehensive loss, net	(26,577)	28	(28)	(g)	(26,577)
Less treasury stock	(4,950)	-	-		(4,950)
Total shareholders' equity	1,143,196	355,905	(159,357)		1,339,744
Total liabilities and shareholders' equity	$1,380,112	$435,448	$470,276		$2,285,836

See accompanying notes to these unaudited pro forma condensed combined financial statements.

Hecla Mining Company

Unaudited Pro Forma Condensed Combined Statement of Operations

For the three months ended March 31, 2013

(US$, dollars and shares in thousands, except per share amounts)

	Three months ended March 31, 2013

	Hecla	Aurizon	Acquisition adjustments		Pro forma combined
		(Note 5)	(Notes 2, 3 and 4)
Sales of products	$76,450	$42,912	$-		$119,362
Cost of sales and other direct production costs	36,825	20,879	-		57,704
Depreciation, depletion and amortization	14,007	8,836	2,170	(k)	25,013
	50,832	29,715	2,170		82,717
Gross profit	25,618	13,197	(2,170)		36,645
General and administrative	6,939	11,314	(3,346)	(n)	14,907
Exploration	6,493	2,112	-		8,605
Pre-developemnt	4,791	-	-		4,791
Lucky Friday suspension-related costs	1,498	-	-		1,498
Aurizon acquisition costs	5,292	-	(5,292)	(n)	-
Other operating expenses	2,818	981	-		3,799
Income (loss) from operations	(2,213)	(1,210)	6,468		3,045
Other income (expense):
Other income (expense)	21,426	510	-		21,936
Interest expense, net of amounts capitalized	(704)	(268)	(7,009)	(l)	(7,981)
	20,722	242	(7,009)		13,955
Income before income taxes	18,509	(968)	(541)		17,000
Income tax benefit (provision)	(7,415)	(1,699)	1,530	(m)	(7,584)
Net income (loss)	11,094	(2,667)	989		9,416
Preferred stock dividends	(138)	-	-		(138)
Income (loss) applicable to common shareholders	$10,956	$(2,667)	$989		$9,278

Basic and diluted income per common share after preferred stock dividends	$0.04				$0.03

Weighted average number of common shares outstanding - basic	285,171		56,998	(b)	342,169

Weighted average number of common shares outstanding - diluted	297,164		56,998		354,162

See accompanying notes to these unaudited pro forma condensed combined financial statements.

Hecla Mining Company

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2012

(US$, dollars and shares in thousands, except per share)

	Year ended December 31, 2012

	Hecla	Aurizon	Acquisition adjustments		Pro forma combined
		(Note 5)	(Notes 2, 3 and 4)
Sales of products	$321,143	$223,603	$-		$544,746
Cost of sales and other direct production costs	134,105	94,267	-		228,372
Depreciation, depletion and amortization	43,522	36,183	10,044	(k)	89,749
	177,627	130,450	10,044		318,121
Gross profit	143,516	93,153	(10,044)		226,625
General and administrative	21,253	17,535	-		38,788
Exploration	31,822	20,886	-		52,708
Pre-developemnt	17,916	-	-		17,916
Lucky Friday suspension-related costs	25,309	-	-		25,309
Other operating expenses	9,350	1,840	-		11,190
Income from operations	37,866	52,892	(10,044)		80,714
Other income (expense):
Other income (expense)	(11,606)	2,429	-		(9,177)
Interest expense, net of amounts capitalized	(2,427)	(856)	(28,935)	(l)	(32,218)
	(14,033)	1,573	(28,935)		(41,395)
Income before income taxes	23,833	54,465	(38,979)		39,319
Income tax benefit (provision)	(8,879)	(24,248)	15,073	(m)	(18,054)
Net income	14,954	30,217	(23,906)		21,265
Preferred stock dividends	(552)	-	-		(552)
Income applicable to common shareholders	$14,402	$30,217	$(23,906)		$20,713

Basic and diluted income per common share after preferred stock dividends	$0.05				$0.06

Weighted average number of common shares outstanding - basic	285,375		56,998	(b)	342,373

Weighted average number of common shares outstanding - diluted	297,566		56,998		354,564

See accompanying notes to these unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Basis of presentation

Hecla Mining Company (“Hecla”) and Aurizon Mines Ltd. (“Aurizon”) entered into a definitive arrangement agreement (“Acquisition” or “Acquisition Agreement”) pursuant to which Hecla acquired all of the issued and outstanding common shares of Aurizon (see Note 2 for more information). The Acquisition was completed on June 1, 2013, and is accounted for as a business combination. The unaudited pro forma condensed combined financial statements are prepared on that basis, and are presented to give effect to the acquisition of all of the outstanding common shares of Aurizon by Hecla. The unaudited pro forma condensed combined financial statements represent the combined company's unaudited pro forma condensed combined balance sheet as of March 31, 2013, and unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2013 and the year ended December 31, 2012. The unaudited pro forma condensed combined balance sheet gives effect to the Acquisition as if it occurred on the date of such balance sheet. The unaudited pro forma condensed combined statements of operations give effect to the Acquisition as if it occurred on January 1, 2012.

The unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statement of operations as of and for the three months ended March 31, 2013, are based upon and derived from and should be read in conjunction with the historical unaudited condensed consolidated financial statements of Hecla and the historical unaudited financial statements of Aurizon (as of and for the period ended March 31, 2013). The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012, is based upon and derived from and should be read in conjunction with the historical audited consolidated financial statements of Hecla and the historical audited financial statements of Aurizon. Hecla's historical financial statements were prepared and are presented in accordance with United States Generally Accepted Accounting Principles (“GAAP”). Aurizon's historical financial statements are presented in Canadian dollars and were prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”), which differs in certain respects from GAAP. As described in Note 5 and for the purposes of the preparation of these unaudited pro forma condensed combined financial statements only, Aurizon's historical financial statements have been adjusted to be presented under GAAP, were translated from CAD$ to US$, and were adjusted to conform to Hecla's accounting policies and presentation. The IFRS-to-GAAP and conforming adjustments to Aurizon's historical financial statements are unaudited.

The unaudited pro forma condensed combined financial statements are not necessarily indicative of the operating results or financial condition that would have been achieved if the Acquisition had been completed on the dates or for the periods presented, nor do they purport to project the results of operations or financial position of the combined entities for any future period or as of any future date. Actual amounts recorded subsequent to consummation of the Acquisition and upon completion of the allocation of consideration transferred will likely differ from those recorded in the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not reflect any special items such as integration costs or operating synergies that may be realized as a result of the Acquisition.

The pro forma adjustments and allocations of the consideration transferred are based in part on preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed. The final determination of the allocation of consideration transferred will be completed after asset and liability valuations are finalized as of the date of completion of the Acquisition. Changes to these adjustments may materially affect the preliminary estimated allocation of the consideration transferred to the assets and liabilities as presented in the unaudited pro forma condensed combined financial statements.

In preparing the unaudited pro forma condensed combined balance sheet and statement of operations, the following historical information was used:

•	Aurizon's balance sheet as of March 31, 2013 included in its unaudited financial statements for the first quarter of 2013 and prepared in accordance with IFRS as issued by the IASB;
•

Aurizon's statement of comprehensive income for the three months ended March 31, 2013 included in its unaudited financial statements for the first quarter of 2013 and prepared in accordance with IFRS as issued by the IASB;

•

Aurizon's statement of comprehensive income for the year ended December 31, 2012 included in its audited annual financial statements for 2012 and prepared in accordance with IFRS as issued by the IASB;

•	Hecla's condensed consolidated balance sheet (unaudited) as of March 31, 2013 filed on Form 10-Q for the three months ended March 31, 2013 and prepared in accordance with GAAP;
•

Hecla's condensed consolidated statement of operations and comprehensive income (unaudited) for the three months ended March 31, 2013 filed on Form 10-Q for the three months ended March 31, 2013 and prepared in accordance with GAAP; and

•	Hecla's consolidated statement of operations and comprehensive income for the year ended December 31, 2012 filed on Form 10-K for the year ended December 31, 2012 and prepared in accordance with GAAP.

The unaudited pro forma condensed combined balance sheet and statements of operations should be read in conjunction with the historical financial statements including the notes thereto, as listed above.

The significant accounting policies used in preparing the unaudited pro forma condensed combined financial statements are set out in Hecla's consolidated financial statements filed on Form 10-K for the year ended December 31, 2012.

Amounts in these unaudited pro forma condensed combined financial statements and notes are presented in U.S. dollars (“US$” or “$”) unless otherwise indicated.

Note 2.   Summary of the acquisition of Aurizon

On June 1, 2013, Hecla and Aurizon consummated the Acquisition Agreement pursuant to which Hecla acquired all of the issued and outstanding common shares of Aurizon for consideration valued at CAD$4.47 per share. Under the terms of the Acquisition, each holder of Aurizon common shares (a “Shareholder”) had the option of electing to receive either CAD$4.75 in cash (the “Cash Alternative”) or 0.9953 of a Hecla share (the “Share Alternative”) per Aurizon share, subject in each case to proration. Each Shareholder received CAD$3.11 in cash and 0.3442 of a Hecla share for each Aurizon share, with limited exceptions in which certain shareholders received 100% of their consideration in Hecla shares. Aurizon had 164,838,377 issued and outstanding common shares immediately prior to consummation of the Acquisition. An additional 747,132 Aurizon common shares were issued immediately prior to consummation of the Acquisition related to the conversion of in-the-money Aurizon stock options, resulting in a total of 165,585,509 issued and outstanding Aurizon common shares at the time of consummation of the Acquisition. Consideration transferred to consummate the Acquisition was comprised of cash paid by Hecla of CAD$514.5 million (US$496.2 million) and issuance of 56,997,790 shares of Hecla common stock valued at CAD$226.3 (US$218.3 million) for total consideration of CAD$740.8 million (US$714.6 million) based on the US$ to CAD$ exchange rate of 0.9645 at the time of consummation. The value of Hecla stock issued as consideration was based upon the closing price at the time of consummation of CAD$3.97 (US$3.83) per share. For purposes of preparing these unaudited pro forma condensed combined financial statements, the components of consideration were translated from CAD$ to US$ using a rate of 0.9645 in effect as of May 31, 2013, and the components of the allocation of assets acquired and liabilities assumed were translated from CAD$ to US$ using a rate of 0.9823 in effect as of March 31, 2013.

The following represents the preliminary estimated allocation of the consideration transferred as if the Acquisition had occurred on March 31, 2013:

(US$, in thousands)
Consideration:
Cash	$496,248
Hecla stock issued (57M shares @ CAD$3.97 per share)	218,303
Total consideration	$714,551

Fair value of net assets acquired:
Assets:
Cash	$185,504
Receivables	19,110
Inventories	27,142
Property, plant, and equipment and mineral interests	704,707
Non-current restricted cash and investments	4,553
Other assets	885
Total assets	941,901
Liabilities:
Accounts payable	30,643
Income taxes payable	519
Non-current provisions	11,555
Deferred tax liabilities	184,633
Total liabilities	227,350
Net assets	$714,551

Note 3.   Effect of the Acquisition and offering of notes on the unaudited pro forma condensed combined balance sheet

The unaudited pro forma condensed combined balance sheet includes the following adjustments:

(a)	To record the cash consideration of $496.2 million paid to Aurizon shareholders, as discussed above.

(b)	To record the issuance of 56,997,790 shares of Hecla common stock to Aurizon shareholders, valued at CAD$3.97 per share or US$218.3 million, as discussed above.

(c)

To record the issuance of senior notes for total proceeds of $500 million, net of a 2% discount totaling $10 million. The notes have an annual interest rate of 6.875%, with interest paid semi-annually, and a maturity date of eight years from the date of issuance.

(d)

To record payment and deferral of financing fees related to the senior note issuance of $0.3 million and payment of estimated acquisition related costs of $27.6 million, in addition to $8.3 million in acquisition related costs incurred to date as of March 31, 2013. The adjustment for the estimated acquisition related costs is not reflected in the pro forma statement of operations, as it is non-recurring.

(e)

To recognize the preliminary estimated fair value of Aurizon's assets acquired and liabilities assumed in the Acquisition. The adjustment includes the assumption that the allocation of the estimated excess amount of consideration over the net fair value of assets acquired and liabilities assumed will be recorded to value beyond proven and probable reserves, with no amount allocated to goodwill. This allocation is preliminary and is subject to change due to several factors, including that detailed valuations of assets and liabilities which have not been completed as of the date of this amended Current Report filed on Form 8-K/A. These changes will not be known until the allocation is finalized.

No adjustment has been made to the unaudited pro forma condensed combined statement of operations for the preliminary estimated fair value adjustment for product inventory. This adjustment, which would decrease pro forma net income by approximately $7.3 million, is non-recurring.

(f)	To record the cash settlement of Aurizon's unvested restricted share units and deferred share units for CAD$4.75 per share immediately prior to consummation of the Acquisition.

(g)	To eliminate Aurizon's equity accounts.

(h)

To record an increase in non-current deferred tax liabilities and a corresponding increase in mineral interests resulting from the excess of the asset bases for financial reporting over the asset bases for tax reporting. The increased asset bases for financial reporting is the result of an increase in the value of Aurizon's assets to reflect their estimated fair value at the time of the acquisition, as described in (e) above. See Note 4(m) below for information on tax rate assumptions used.

(i)

To record decreases to income taxes payable and non-current deferred tax liabilities related to the tax benefit of the deductible portion of the acquisition related costs described in Note (d) above. See Note 4(m) below for information on tax rate assumptions used.

(j)	To eliminate Aurizon's deferred finance costs balance.

Note 4.   The effect of the Acquisition and offering of notes on the unaudited pro forma condensed combined statement of operations

The unaudited pro forma condensed combined statements of operations include the following adjustments:

(k)

To record additional depreciation, depletion and amortization expense associated with the preliminary fair value adjustment of approximately $499.3 million allocated to properties, plants, equipment and mineral interests. Depreciation, depletion and amortization expense is based on an estimated life of mine for the Casa Berardi Mine of approximately ten years. A significant amount of the consideration is allocated to value beyond proven and probable reserves, which is not immediately depreciable. As the allocation of estimated consideration is preliminary, the estimate of depreciation, depletion and amortization expense is subject to change upon completion of the valuation of Aurizon's properties, plants, equipment, and mineral interests.

(l)	To record pro forma interest expense, net of amounts capitalized related to projects under construction during the first quarter of 2013 and year ended December 31, 2012 as follows (in thousands):

	Three months ended 3/31/2013	Year ended 12/31/2012
Senior notes maturing in eight years after issuance	$8,594	$34,375
Accretion of senior notes discount and amortization of deferred financing costs	323	1,294
Less: interest capitalized	(1,908)	(6,734)
Interest expense, net of amounts capitalized	$7,009	$28,935

The annual interest rate on the senior notes is fixed at 6.875%.

(m)

To record the estimated income tax effect of the pro forma adjustments. Hecla is a taxable entity; therefore, an adjustment is necessary to reflect an income tax provision as if Hecla had acquired Aurizon as of January 1, 2012. The current income tax provisions apply a 44.55% effective tax rate, which varies from the amounts that would have resulted from applying the 39% blended statutory income tax rate to pre-tax income. In U.S. jurisdictions, this is primarily due to the effects of percentage depletion for all periods presented and the change in valuation allowance related to foreign operations. In Canadian jurisdictions, this is primarily due to the effects of non-operating costs that are not deductible for purposes of computing the Quebec Mining Tax.

(n)	To eliminate costs directly related to the Acquisition incurred by Hecla and Aurizon during the first quarter of 2013, as they are non-recurring.

Note 5.   Aurizon balances

The Aurizon balances presented in the unaudited pro forma condensed combined financial statements have been adjusted to reflect Hecla's GAAP accounting policies. The IFRS-to-GAAP and conforming adjustments to Aurizon's historical financial statements are unaudited. The balances have been translated from Canadian dollars to U.S. dollars at foreign exchange rates applicable for the periods presented. The balance sheet was translated using a rate of 0.9823 in effect as of March 31, 2013. Revenues and expenses reflected in the statements of operations were translated at an average exchange rate of 0.9923 for the three months ended March 31, 2013, and 1.0002 for the year ended December 31, 2012. The source of the exchange rates above is OANDA.com.

The following information illustrates the unaudited adjustments to conform the presentation of Aurizon's balances to GAAP and Hecla's presentation and the translation of the balances to U.S. dollars, as discussed above:

Aurizon Balance Sheet Data (Unaudited)

As of March 31, 2013

(CAD$ and US$, in thousands)

	IFRS, CAD$	U.S. GAAP Adjustments		Conforming Adjustments		U.S. GAAP CAD$	U.S. GAAP US$
Assets:
Current assets
Cash and cash equivalents	$188,847					$188,847	$185,504
Marketable securities	504			(504)	(s)	-	-
Inventories	20,197					20,197	19,840
Accounts receivable and other	6,220					6,220	6,110
Tax credits and other taxes receivable	13,232					13,232	12,998
Total current assets	$229,000	$-		$(504)		$228,496	$224,452
Non-current assets
Non-current investments				504	(s)	504	496
Non-current restricted cash and investments				4,635	(r)	4,635	4,553
Property, plant and equipment	212,662	(8,925)	(p)	4,285	(u)	209,125	205,422
		1,103	(q)				-
Mineral properties	4,285			(4,285)	(u)	-	-
Deferred finance costs	137					137	135
Other assets	5,032			(4,635)	(r)	397	390
Total assets	$451,116	$(7,822)		$-		$443,294	$435,448

Liabilities:
Current liabilities
Accounts payable and accrued liabilities	$31,194					$31,194	$30,642
Current income and resource tax liabilities	528					528	519
Total current liabilities	$31,722	$-		$-		$31,722	$31,161
Non-current liabilities
Provisions	16,200	(4,436)	(q)			11,764	11,555
Deferred tax liabilities	38,494	(1,003)	(p),(q)			37,491	36,827
Total non-current liabilities	54,694	(5,439)		-		49,255	48,382
Total liabilities	86,416	(5,439)		-		80,977	79,543

Equity:
Shareholders' equity
Issued share capital	283,060	(2,919)	(o)			280,141	275,183
Contributed surplus	3,028	288	(o)	22,269	(t)	25,585	25,132
Stock based compensation	22,189	80	(o)	(22,269)	(t)	-	-
Accumulated other comprehensive income	28					28	28
Retained earnings	56,395	2,550	(o)			56,563	55,562
		(5,494)	(p)				-
		3,112	(q)				-
Total shareholders' equity	364,700	(2,383)		-		362,317	355,905
Total liabilities and equity	$451,116	$(7,822)		$-		$443,294	$435,448

Aurizon Statement of Operations Data (Unaudited)

For the three months ended March 31, 2013

(CAD$ and US$, in thousands)

	IFRS, CAD$	U.S. GAAP Adjustments		Conforming Adjustments		U.S. GAAP CAD$	U.S. GAAP US$
Revenue	$43,245					$43,245	$42,912
Less: Cost of sales	(30,539)	592	(p)	8,905	(v)	(21,042)	(20,879)
Less: Depreciation, depletion, and amortization	-			(8,905)	(v)	(8,905)	(8,836)
Gross profit	$12,706	$592		$-		$13,298	$13,197

Other operating expenses
Exploration	(1,851)	(277)	(p)			(2,128)	(2,112)
General and administrative costs	(11,402)					(11,402)	(11,314)
Other net losses	(989)					(989)	(981)
Operating profit	(1,536)	315		-		(1,221)	(1,210)
Finance income	514					514	510
Finance costs	(203)	(67)	(q)			(270)	(268)
Other derivative gains	-					-	-
Profit (loss) before income and resource taxes	(1,225)	248		-		(977)	(968)
Income and resource tax expense	(1,711)	(28)	(p)			(1,713)	(1,699)
		26	(q)
Net profit (loss)	$(2,936)	$246		$-		$(2,690)	$(2,667)

Aurizon Statement of Operations Data (Unaudited)

For the year ended December 31, 2012

(CAD$ and US$, in thousands)

	IFRS, CAD$	U.S. GAAP Adjustments		Conforming Adjustments		U.S. GAAP CAD$	U.S. GAAP US$
Revenue	$223,558					$223,558	$223,603
Less: Cost of sales	(131,788)	1,363	(p)	36,176	(v)	(94,249)	(94,267)
Less: Depreciation, depletion, and amortization	-			(36,176)	(v)	(36,176)	(36,183)
Gross profit	$91,770	$1,363		$-		$93,133	$93,153

Other operating expenses
Exploration	(17,899)	(2,983)	(p)			(20,882)	(20,886)
General and administrative costs	(17,531)					(17,531)	(17,535)
Other net losses	(1,840)					(1,840)	(1,840)
Operating profit	54,500	(1,620)		-		52,880	52,892
Finance income	2,236					2,236	2,236
Finance costs	(856)					(856)	(856)
Other derivative gains	193					193	193
Profit before income and resource taxes	56,073	(1,620)		-		54,453	54,465
Income and resource tax expense	(24,266)	622	(p)			(24,244)	(24,248)
		(600)	(q)
Net profit	$31,807	$(1,598)		$-		$30,209	$30,217

(o)	To reflect the differences between IFRS and GAAP regarding the treatment of share issuance costs, convertible debt issuance costs and other historical equity differences.

(p)

To conform Aurizon's amounts to GAAP, certain exploration costs capitalized under IFRS were reclassified to expense under GAAP, and were tax-effected at a 38% statutory rate. Costs that were reclassified to expense relate primarily to surface drilling to define an underground zone of mineralization where reserves have not yet been identified, and to clear, construct, and drill in areas that are not within or adjacent to existing mineral reserves.

(q)

To adjust for the estimated difference in the value of the asset retirement obligation calculated under GAAP compared to the value calculated under IFRS, as different rates are used to discount estimated reclamation costs under each set of standards. The adjustment was tax-effected at a 38% statutory rate.

(r)	To conform the classification of Aurizon's restricted deposits to Hecla's presentation.

(s)	To conform the classification of Aurizon's investments to Hecla's presentation.

(t)	To conform Aurizon's stock based compensation balance to Hecla's presentation.

(u)	To conform Aurizon's classification of mineral interests to Hecla's presentation.

(v)	To conform Aurizon's amounts to Hecla's accounting policies and presentation, depreciation and depletion expense was reclassified from “Cost of sales” to “Depreciation, depletion, and amortization.”